EXHIBIT 99.1

Exponent Reports Fourth Quarter Fiscal Year 2016 Financial Results

MENLO PARK, Calif., Feb. 01, 2017 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the fourth quarter and fiscal year ended December 30, 2016.

“We are pleased that Exponent’s fourth quarter and full year 2016 results were slightly better than our prior outlook. The revenue growth was tempered by a challenging year over year comparison in the first half of the year and softness in a few industry sectors.  However, during the second half of 2016, we began to see an increase in demand, especially related to needs for our expertise in the consumer products and construction industry sectors,” commented Dr. Paul Johnston, Chief Executive Officer.

“We continue to see strong demand for our proactive services in the areas of design and regulatory consulting and for reactive services related to consumer product recalls and product liability claims.  We have high-profile client engagements spanning a broad range of practices and a unique market position that positions us for long-term growth,” continued Dr. Johnston.

Fourth Quarter Financial Results

In the fourth quarter of 2016, total revenues grew 5% to $77,013,000, from $73,681,000 in the same period of 2015. Revenues before reimbursements increased 4% to $72,753,000, as compared with $69,789,000 last year.

In the fourth quarter of 2016, net income and EBITDA1 increased 5% year over year. Net income was $10,388,000, as compared to $9,850,000 in the same period of 2015. Earnings per diluted share were $0.39, as compared to $0.36 in the fourth quarter of last year. EBITDA1 was $18,219,000, as compared with $17,350,000 in the same period one year ago.

Fiscal Year 2016 Financial Results

For the fiscal year 2016, total revenues grew slightly to $315,076,000, from $312,832,000 in the prior year. Revenues before reimbursements were $299,197,000, a 1% improvement from $295,705,000 in 2015.

In the first quarter of 2016, Exponent early adopted a new accounting standard2 for the classification of tax adjustments associated with share-based awards, which was applied prospectively.  While this was primarily a first quarter event, there was also a nominal impact in the subsequent quarters.  For fiscal 2016, the tax benefit realized was $4,827,000 or $0.18 per diluted share.  Including the tax benefit, net income was $47,480,000 in 2016, an increase of 9% as compared to $43,599,000 in 2015. For comparison purposes, excluding the tax benefit, net income would have been $42,653,000 in 2016, representing a decrease of 2% year-over-year.  Earnings per diluted share increased to $1.75, inclusive of the $0.18 per share benefit, as compared to $1.60 last year.

In fiscal year 2016, EBITDA1 declined 2% to $74,570,000 from $76,405,000 in 2015.

In 2016, Exponent generated $66.9 million in cash from operating activities, repurchased $24.5 million of common stock and paid dividends of $18.8 million. The Company closed the year with $173.7 million in cash, cash equivalents and short-term investments.

In a separate release today, Exponent announced an increase in its quarterly cash dividend from $0.18 to $0.21 which will be distributed on March 24, 2017, and reiterated its intent to continue to pay quarterly dividends moving forward.

Business Overview

Exponent’s engineering and other scientific segment represented approximately 78% of the Company’s 2016 net revenues.  Fourth quarter net revenues in this segment grew 6% year over year. Throughout the year, Exponent had strong demand from the consumer electronic industry for both its proactive and reactive services.  Exponent has experienced increased demand for its multi-disciplinary battery consulting services to investigate product performance for potential recalls as well as to assist clients during the product development and manufacturing processes.  Additionally, Exponent continues to be retained for its expertise in international construction disputes, further strengthening the Company’s global presence.

Fiscal year 2016 net revenues in this segment grew 5%, as compared to last year.  During the year Exponent’s engineering and other scientific segment had notable growth in the materials, polymer science, human factors and biomedical practices. Full year revenue growth was partially offset by shifts in market conditions, such as reduced spending in the oil and gas industry and a slowdown in intellectual property cases.

Exponent’s environmental and health segment represented approximately 22% of the Company’s 2016 net revenues.  Fourth quarter net revenues in this segment declined approximately 1% year over year. In the fourth quarter, its food and chemicals practice expanded as it assisted clients with regulatory issues around the world.  Fiscal year 2016 net revenues in this segment declined 11%, as compared to last year. The challenging year over year comparison was as the result of the completion of a major project in the third quarter of 2015.  Lower revenues from the oil and gas and the industrial chemicals industries also affected this segment.

Business Outlook

“Looking ahead to fiscal 2017, we expect to achieve modest top-line growth due to the adjustment in headcount during the second half of 2016 and market conditions in a few industry sectors. As a result, we expect fiscal year 2017 revenues before reimbursements to grow in the low to mid-single digits and EBITDA1 margin to decline by approximately 25 to 75 basis points, as compared to 2016,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“While our growth will be modest in 2017, we are encouraged by our expanding international profile and our unique multi-disciplinary team.  We believe we are well positioned for long-term growth as we provide our clients with solutions to address technological complexity, safety, human health and the environment," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Wednesday, February 1, 2017, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (888) 523-1191 or (719) 457-2729. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 2031112 or (719) 457-0820, and entering passcode 3873700#.

About Exponent
Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

2 FASB Accounting Standard Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, March 30, 2016.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the   heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended December 30, 2016 and January 1, 2016
(unaudited)
(in thousands, except per share data)

	Quarters Ended		Years Ended
	December 30,	January 1,	December 30,	January 1,
	2016	2016	2016	2016

Revenues
Revenues before reimbursements	$72,753	$69,789	$299,197	$295,705
Reimbursements	4,260	3,892	15,879	17,127

Revenues	77,013	73,681	315,076	312,832

Operating expenses
Compensation and related expenses	46,543	44,757	193,397	184,502
Other operating expenses	7,176	6,996	28,397	26,975
Reimbursable expenses	4,260	3,892	15,879	17,127
General and administrative expenses	4,085	3,757	15,492	15,295

	62,064	59,402	253,165	243,899

Operating income	14,949	14,279	61,911	68,933

Other income, net
Interest income, net	194	92	683	207
Miscellaneous income, net	1,648	1,626	6,528	1,993
	1,842	1,718	7,211	2,200

Income before income taxes	16,791	15,997	69,122	71,133

Income taxes	6,403	6,147	21,642	27,534

Net income	$10,388	$9,850	$47,480	$43,599

Net income per share:
Basic	$0.40	$0.37	$1.79	$1.64
Diluted	$0.39	$0.36	$1.75	$1.60

Shares used in per share computations:
Basic	26,262	26,491	26,488	26,606
Diluted	26,955	27,133	27,166	27,298

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 30, 2016 and January 1, 2016
(unaudited)
(in thousands)

	December 30,	January 1,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$114,967	$125,751
Short-term investments	58,755	45,842
Accounts receivable, net	87,409	88,577
Prepaid expenses and other assets	12,913	12,616
Total current assets	274,044	272,786
Property, equipment and leasehold improvements, net	36,710	28,485
Goodwill	8,607	8,607
Other assets	84,383	77,629
	$403,744	$387,507

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$10,073	$10,580
Accrued payroll and employee benefits	62,539	62,092
Deferred revenues	7,624	7,802
Total current liabilities	80,236	80,474
Other liabilities	48,508	42,235
Deferred rent	1,654	1,994
Total liabilities	130,398	124,703

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	194,632	179,816
Accumulated other comprehensive (loss) income	(3,126)	(1,805)
Retained earnings	291,243	269,259
Treasury stock, at cost	(209,436)	(184,499)
Total stockholders' equity	273,346	262,804
	$403,744	$387,507

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended December 30, 2016 and January 1, 2016
(unaudited)
(in thousands)

	Quarters Ended		Years Ended
	December 30,	January 1,	December 30,	January 1,
	2016	2016	2016	2016

Net Income	$10,388	$9,850	$47,480	$43,599

Add back (subtract):

Income taxes	6,403	6,147	21,642	27,534
Interest income, net	(194)	(92)	(683)	(207)
Depreciation and amortization	1,622	1,445	6,131	5,479

EBITDA (1)	18,219	17,350	74,570	76,405

Stock-based compensation	2,674	2,423	13,333	12,959

EBITDAS (1)	$20,893	$19,773	$87,903	$89,364

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.